EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of this 11th day of October 2012, by and between ML Capital Group, Inc., a Nevada corporation, with principal offices at 16810 East Avenue of the Fountains, Suite 120, Fountain Hills, Arizona 85268 (the “Company”), and Mark Songer (“Executive”) (collectively, the “Parties”).

Background

Whereas, the Company wishes to employ Executive and to assure itself of the continued services of Executive on the terms set forth herein; and

Whereas, Executive wishes to be so employed under the terms set forth herein.

Now, Therefore, in consideration of the promises, mutual covenants, the above recitals, and the agreements herein set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree to the following terms and conditions of the Executive’s employment:

Agreement

1. Employment. The Company hereby agrees to employ Executive as Chief Executive Officer (“CEO”) and Executive hereby accepts such employment upon the terms and conditions set forth herein and agrees to perform duties as assigned by Company. The Executive’s employment, as provided herein, shall be deemed to have commenced on May 8, 2012 (the “Effective Date”) and shall continue until terminated pursuant to the provisions of paragraph 8 or until three years from the Effective Date, whichever is sooner (“Term”). Notwithstanding anything else to the contrary in this Agreement, Executive is an “at-will” employee whose employment with the Company may be terminated at any time for any reason or no reason, subject only to the provisions of paragraph 8.

2. Duties. Executive shall render exclusive, full-time services to Company as its CEO. At the outset of employment with Company, Executive shall report to Company’s Chief Executive Officer. Executive’s responsibilities, title, working conditions, location, duties and/or any other aspect of Executive’s employment may be changed, added to or eliminated during his employment at the sole discretion of Company. During the Term of this Agreement, the Executive shall devote his best efforts to the performance of his duties on behalf of Company.

3. Policies and Procedures. Executive agrees that he is subject to and will comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement. Executive further agrees and acknowledges that any written or oral policies and procedures of Company do not constitute contracts between Company and Executive.

4. Compensation. Executive shall not receive a salary under this Agreement unless otherwise agreed in writing by the Parties.

5. Equity Incentive. Executive shall be granted the right to receive 2,000,000 “restricted” shares of the Company’s common stock, par value $.0001 (the “Option Shares”). Except as provided in paragraph 8(d), the vesting schedule for Executive’s Option Shares shall be as follows: 16 2/3% of the Option Shares vest six months following the Effective Date and 16 2/3% of the Option Shares vest one year following the Effective Date, with the remaining 66 2/3% vesting in equal monthly installments over the two years thereafter. In addition, Executive’s Option Shares grant shall be subject to the rights set forth in this Agreement in the event of termination pursuant to Section 8 below.

6. Other Benefits. While employed by Company as provided herein:

(a) Executive and Employee Benefits. The Executive shall be entitled to all benefits to which other executive officers of Company are entitled, on terms comparable thereto, including, without limitation (but only to the extent actually provided to any other executive or officers), participation in pension and profit sharing plans, 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained by Company for the benefit of its executives. The Company reserves the right to alter and amend the benefits received by Executive from time to time at Company’s discretion in line with changes to all executives or officers.

(b) Expense Reimbursement. The Executive shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, according to the policies of Company.

7. Confidentiality. Executive will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the period of Executive’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data (including, without limitation, business or technical information, trade secrets or any Inventions (as defined below)) relating to or possessed by the Company or any of its Affiliates, or received from third parties subject to a duty on the Company’s or its Affiliates’ part to maintain the confidentiality of such information obtained or developed by Executive during Executive’s employment by the Company (or any predecessor) (collectively, “Confidential Information”). The foregoing obligation does not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Executive will not disclose the terms and conditions of this Agreement to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on Executive’s conduct imposed by the provisions of this Section 9(a) who, in each case, agree to keep such information confidential.

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8. Termination. Executive and Company each acknowledge that either party has the right to terminate Executive’s employment with Company at any time for any reason whatsoever, with or with cause or advance notice pursuant to the following:

(a) Termination by Death or Disability. Subject to applicable state or federal law, in the event Executive shall die during the period of his employment hereunder or become permanently disabled, as evidenced by notice to Company and Executive’s inability to carry out his job responsibilities for a continuous period of more than three months, Executive’s employment and Company’s obligation to make payments hereunder shall terminate on the date of his death, or the date upon which, in the sole determination of the Board of Directors, Executive has failed to carry out his job responsibilities for three months. Vesting of the Option shall cease on the date of termination.

(b) Voluntary Resignation by Executive. In the event the Executive voluntary terminates his employment with Company, Company’s obligation to make payments hereunder shall cease upon such termination, except Company shall pay Executive any business expenses referred to in paragraph 6(b) that were incurred but not reimbursed as of the date of termination. Vesting of the Option Shares shall cease on the date of termination.

(c) Termination for Just Cause. In the event the Executive is terminated by Company for Just Cause (as defined below), Company’s obligation to make any payments hereunder shall cease upon the date of receipt by Executive of written notice of such termination (the “date of termination” for purposes of this paragraph 8(c)), except Company shall pay Executive any business expenses referred to in paragraph 6(b) that were incurred but not reimbursed as of the date of termination. Vesting of the Option Shares shall cease on the date of termination.

(d) Termination by Company without Just Cause.

(i) Severance Obligation. Company will have the right to terminate Executive’s employment with Company at any time without cause. In the event Executive is terminated without Just Cause or resigns with Good Reason and upon the execution of a full general release and non-disparagement agreement by Executive (“Release”), releasing all claims known or unknown that Executive may have against Company as of the date Executive signs such release, Company shall accelerate the vesting of Executive’s Option Shares to grant the lesser of (A) 500,000 Option Shares which have not previously vested or (B) the number of remaining Option Shares which have not vested.

(ii) “Just Cause” for termination means (i) the conviction (or plea of nolo contendere) of a felony or a crime involving moral turpitude or the commission of any other act which has an adverse effect on Company and which involves dishonesty, disloyalty or fraud with respect to Company or any of its Subsidiaries, (ii) conduct bringing Company into substantial public disgrace or disrepute, including, without limitation, such conduct resulting from repeated acts of alcohol or drug abuse, (iii) continued failure by Executive to substantially perform his duties as reasonably directed by the Board for a period of 15 days after the Board has made a written demand for substantial performance which specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties, or (iv) gross negligence or misconduct not in good faith with respect to Company or any of its Subsidiaries that materially and adversely affects Company, or (v) any other material breach of this Agreement which is not cured within 15 days after Executive’s receipt of written notice thereof.

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9. Noncompetition and Nonsolicitation. Executive acknowledges that he will be a member of executive and management personnel at Company. Executive further acknowledges that during his employment at Company, he will be privy to extremely sensitive, confidential and valuable commercial information, which constitutes trade secrets belonging to Company, the disclosure of which information and secrets would greatly harm Company.

(a) Definitions.

(i) Conflicting Product. As used in this Agreement a “Conflicting Product” means the business of the Company as it currently exists as of both the date of the Agreement and the date of termination.

(ii) Conflicting Organization. As used in this Agreement, a “Conflicting Organization” means any person or organization other than Company is engaged in the design, research, development, production, marketing, distribution, leasing, licensing, selling, or servicing of a Conflicting Product.

(b) Covenant Not to Compete. As a reasonable measure to protect Company from the harm of such disclosure and use of its information and trade secrets against it, Executive agrees to the following as part of this Agreement: Executive agrees that he shall not, individually or together with others, directly or indirectly, during his employment with Company and for a period of one year following the separation of Executive’s employment with Company, for any reason, whether as an owner, consultant, partner, joint venturer, stockholder, broker, agent, financial agent, principal, trustee, licensor or in any other capacity whatsoever (a) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, Executive, partner, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise which is a Conflicting Organization, and (b) sell or assist in the design, development, manufacture, licensing, sale, marketing or support of any Conflicting Product, or engage in any other manner, in any Conflicting Organization. The parties agree that no more than 3% of the outstanding voting stock of a publicly traded company or any stock owned by Executive shall not constitute a violation of this paragraph. Executive further agrees and acknowledges that because of the nature and type of business that Company engages in, the geographic scope of the covenant not to compete shall include all counties, cities, and states of the United States and any other Country, territory or region in which Company conducts business and that such a geographic scope is reasonable. Nothing in this paragraph should be construed to narrow the obligations of Executive imposed by any other provision herein, any other agreement, law or other source.

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(c) Nonsolicitation Covenant. As a reasonable measure to protect Company from the harm of such disclosure and use of its information and trade secrets against it, the parties agree to the following as part of this Agreement: Executive acknowledges and agrees that information regarding employees of Company is Confidential Information, including without limitation, the names of Company Employees; information regarding the skills and knowledge of Employees of Company; information regarding any past, present, or intended compensation, benefits, policies and incentives for Employees of Company; and information regarding the management and reporting structure of Company. Executive agrees that he will not, individually or with others, directly or indirectly (including without limitation, individually or through any business, venture, proprietorship, partnership, or corporation in which they control or own more than a five (5) percent interest, through any agents, through any contractors, through recruiters, by their successors, by their employees, or by their assigns) hire, solicit, or induce any employee of Company to leave Company during the period he is employed by Company and for a period of one year following the separation, resignation, or termination of Executive’s employment with Company. Executive further agrees that during the period he is employed by Company and for one year thereafter, he will not, either directly or indirectly, solicit or attempt to solicit any customer, client, supplier, investor, vendor, consultant or independent contractor of Company to terminate, reduce or negatively alter his, her or its relationship with Company. The geographic scope of the covenants in this paragraph 9(c) shall include any city, county, or state of the United States and any such other city, territory, country, or jurisdiction in which Company does business.

(d) Reasonable. Executive agrees and acknowledges that the time limitation and the geographic scope on the restrictions in this paragraph 9 and its subparts are reasonable. Executive also acknowledges and agrees that the limitation in this paragraph 9 and its subparts is reasonably necessary for the protection of Company, that through this Agreement he shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting Company’s business value which was imparted to him. In the event that any term, word, clause, phrase, provision, restriction, or section of this paragraph 9 of this Agreement is more restrictive than permitted by the law of the jurisdiction in which Company seeks enforcement thereof, the provisions of this Agreement shall be limited only to that extent that a judicial determination finds the same to be unreasonable or otherwise unenforceable. Moreover, notwithstanding any judicial determination that any term, word, clause, phrase, provision, restriction, or section of this Agreement is not specifically enforceable, the parties intend that Company shall nonetheless be entitled to recover monetary damages as a result of any breach hereof.

(e) Legal and Equitable Remedies. In view of the nature of the rights in goodwill, employee relations, trade secrets, and business reputation and prospects of Company to be protected under this paragraph 9 of this Agreement, Executive understands and agrees that Company could not be reasonably or adequately compensated in damages in an action at law for Executive’s breach of their obligations (whether individually or together) hereunder. Accordingly, Executive specifically agrees that Company shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of this paragraph 9 of this Agreement and that such relief may be granted without the necessity of proving actual damages, and without bond. Executive acknowledges and agrees that the provisions in this paragraph 9 and its subparts are essential and material to this Agreement, and that upon breach of this paragraph 9 by him, Company is entitled to withhold providing payments or consideration, to equitable relief to prevent continued breach, to recover damages and to seek any other remedies available to Company. This provision with respect to injunctive relief shall not, however, diminish the right of Company to claim and recover damages or other remedies in addition to equitable relief.

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(f) Extension of Time. In the event that Executive breaches any covenant, obligation or duty in this paragraph 9 or its subparts, any such duty, obligation, or covenants to which the parties agreed by this paragraph 9 and its subparts shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The duration and length of Executive’s duties and obligations as agreed by this paragraph 9 and its subparts shall continue upon the effective date of any such settlement, or judicial or other resolution.

10. Miscellaneous.

(a) Taxes. Executive agrees to be responsible for the payment of any taxes due on any and all compensation, stock option, or benefit provided by Company pursuant to this Agreement. Executive expressly acknowledges that Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by Company to Executive pursuant to this Agreement.

(b) Modification/Waiver. This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect his or its right at a later time to enforce the same. No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement.

(c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of any successor or assignee of the business of Company. This Agreement shall not be assignable by the Executive.

(d) Notices. All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at his or its address as set forth herein, or at any other address hereafter furnished by notice given in like manner. Executive promptly shall notify Company of any change in Executive’s address. Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.

(e) Governing Law; Personal Jurisdiction and Venue. This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of Arizona as such laws are applied to agreements between Arizona residents entered into and performed entirely in Arizona. The Parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in Arizona and agree to Arizona court’s exercise of personal jurisdiction. The Parties further agree that any disputes relating to this Agreement shall be brought in courts located in the State of Arizona.

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(f) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with regard to the employment of the Executive by Company and supersede any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof. No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(g) Agents. The Executive and Company represent and warrant to each other that neither has incurred any liability for any employment agency or finders fees or commissions, or the like, in connection with the employment contemplated herein. The Executive hereby agrees to indemnify and hold Company harmless from and against and in respect of any claim for employment agency or finders fees or commissions or the like relating to the employment contemplated by this Agreement.

In Witness Whereof, the parties have each duly executed this Executive Employment Agreement as of the day and year first above written.

ML Capital Group, Inc.

/s/ Lisa Nelson
Lisa Nelson, President

Executive:

/s/ Mark Songer
Mark Songer

Address:

Facsimile:

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